FOR IMMEDIATE RELEASE

Stanley Works Reports 2nd Quarter Results

•	Revenues, Up 25%, Exceed $1 Billion For The First Time

•	EPS From Continuing Operations 90¢, Exceeds Guidance

New Britain, Connecticut, July 25, 2006 ... The Stanley Works (NYSE: SWK) announced that second quarter 2006 net income from continuing operations was $75 million (90¢ per fully-diluted share), exceeding the company’s guidance of 80-85¢. These results compare with earnings of $65 million (77¢ per fully-diluted share) from continuing operations in 2005.

Net sales were $1,018 million, up 25% over last year. Excluding sales from recent acquisitions – primarily Facom Tools and National Hardware –organic sales were up 3% in constant currency.

Gross profit from continuing operations was $377 million, or 37.0% of sales, versus $301 million or 36.9% last year. Included were $3 million of non-cash inventory step-up charges related to acquisitions; aside from such step-up charges, gross profit from continuing operations of $380 million was 37.4% of sales, up 50 basis points over the prior year due to the positive impact of acquired companies.

Selling, general and administrative (“SG&A”) expenses from continuing operations were $245 million (24.0% of sales) compared with $188 million (23.1% of sales) last year. SG&A expenses associated with acquired businesses accounted for approximately $50 million of the increase. Aside from acquisitions, comparable SG&A expenses were 23.1% of sales, unchanged from the prior year, as increased advertising and the adoption of stock option expensing were offset by reductions in other expenses.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “We executed well in a quarter filled with many significant activities. In particular, our Consumer Products team excelled in managing the introduction of the exciting new FatMax® Xtreme™ hand tools product line and in merchandising the FatMax® line for success in the mass merchant channel. Thus far both are exceeding our expectations.”

Consumer Products sales were $332 million, a 27% increase over 2005, due to the inclusion of National Hardware and 5% organic sales growth. Strength was most evident in U.S. hand tools and is attributed to the aforementioned successes of the FatMax® Xtreme™ and FatMax® product offerings. Operating margin was 15.3% versus 16.1% last year, due primarily to the timing of commodity cost inflation in relation to pricing initiatives.

Industrial Tools sales increased 33% to $463 million. Organic sales declined 1%, as continued strong demand in industrial mechanics tools and industrial tool storage was offset by declines in Fastening Systems. Operating margin was 9.8% versus 10.9% last year, due largely to the inclusion of $3 million of non-cash inventory step-up charges resulting from acquisition accounting. Excluding such charges operating margin was 10.5% versus 10.9% last year, a 40 basis point decline due principally to price erosion and commodity cost inflation issues in Fastening Systems, partially offset by the favorable impact of including acquisitions as well as profit improvement in Mac Tools and Hydraulic Tools.

Security Solutions sales increased 9% to $224 million. Organic sales increased 4%, with strength in the automatic doors business and high single-digit growth in the North American systems integration business. Orders were strong and backlog grew across the segment. Operating margin was 16.1% versus 15.7% in the prior year, as the benefits of cost reduction programs implemented during the first quarter more than offset the unfavorable impact of a mix shift into less profitable systems integration.

Mr. Lundgren added: “The Facom Tools and National Hardware integrations continue to progress well. Positive momentum is also evident in Consumer, Industrial Tools and Storage, Mac Tools and Security Solutions. In addition, the Fastening Systems business has stabilized and, under new leadership, is refocusing on profitable growth as a key objective.

“In general, we feel that our portfolio of businesses is well positioned to manage cost inflation pressures and achieve pricing to counter some of them, while simultaneously increasing productivity. We enter the third quarter with anticipation of another strong new product launch in Consumer Products, sequential profit improvement in Fastening Systems and the continuation of organic sales growth.”

Operating cash flow was $117 million vs. $77 million in the prior year, a $40 million improvement. Free cash flow before dividends (cash from operations less capital expenditures) was $93 million versus $61 million last year. Operating cash flow and, therefore, free cash flow included $41 million from the sale of receivables in connection with customer financing programs.

In the first six months of 2006, free cash flow before dividends (cash from operations less capital expenditures) was $164 million versus $111 million last year. Inflows from receivables sales were comparable at $44 million and $43 million in the first halves of 2006 and 2005, respectively. Higher free cash flows in 2006 have resulted from higher earnings (aside from non-cash inventory step-up and intangibles amortization associated with acquisitions) and improved working capital management.

During the second quarter the company repurchased 0.5 million of its common shares at total cost of $24 million. Combined with 3.5 million shares repurchased in the first quarter for $176 million, nearly 5% of outstanding shares have been repurchased in 2006.

Management updated earnings estimates for 2006, reaffirming its previous total sales growth estimate of 24-26% and organic sales growth of 3-5%. The company also narrowed its range of estimates for the full year earnings to approximate $3.55 per fully diluted share, an increase of 12% over $3.18 earned in 2005 from continuing operations. The company expects that free cash flow for the full year 2006 will equal or exceed its previous $350 million estimate.

Third quarter organic sales growth is projected at 4-6%. Earnings are estimated at $1.03 — $1.07 per fully diluted share, including 3¢ of restructuring related charges and 2¢ of stock option expenses.

Considered in conjunction with reported first half results, the aforementioned full year and third quarter estimates imply fourth quarter organic revenue growth of 5-7% and earnings per fully-diluted share in the range of $1.13 — $1.17.

The company has scheduled a conference call with investors for 10:00am Eastern time tomorrow morning, Wednesday, July 26, 2006 to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 by entering the conference identification number 2803627.
Free cash flow is defined as cash flow from operations less capital investments (see reconciliation on page 8). Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the Company’s press release attached to this Current Report on Form 8-K, including but not limited to those regarding the Company’s ability to: (i) deliver total sales growth of 24-26% and organic sales growth of 3-5% in 2006; (ii) deliver full year earnings from continuing operations approximating $3.55 per fully diluted share; (iii) deliver free cash flow for the full year 2006 equal to or exceeding $350 million; (iv) deliver third quarter organic sales growth of 4-6%; (v) deliver third quarter earnings from continuing operations of $1.03 — $1.07 per fully diluted share; (vi) limit the third quarter impact of stock option expense to 2 cents and restructuring charges to 3 cents per fully diluted share; (vii) deliver fourth quarter organic revenue growth of 5-7%; and (viii) deliver fourth quarter earnings per fully diluted share from continuing operations in the range of $1.13 — $1.17 per share, are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to successfully integrate the Facom, National and other recent acquisitions, as well as future acquisitions, while limiting associated costs; (ii) the Company’s ability to deliver sequential profit improvement in its fastening systems business; (iii) the Company’s ability to continue making strategic acquisitions; (iv) the Company’s ability to reduce large customer concentrations; (v) the success of the Company’s effort to build a growth platform and market leadership in Security Solutions; (vi) the Company’s ability to expand the branded tools and hardware platform; (vii) the Company’s success at new product development and introduction and identifying and developing new markets; (viii) the Company’s success in continuing to increase brand support and roll out of the Stanley Fulfillment System; (ix) the success of the Company’s efforts to hold freight costs, steel and other commodity costs down; (x) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodities costs and other inflation increases; (xi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xiii) the Company’s ability to obtain favorable settlement of routine tax audits; (xiv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xv) the continued ability of the Company to access credit markets under satisfactory terms; and (xvi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.
The Company’s ability to deliver the results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts, including the Company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for Company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (vi) the ability to continue successfully managing and defending claims and litigation; (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (viii) the Company’s ability to continue improvements in working capital, including inventory reductions and payment terms; and (ix) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increase in the cost of energy or significant Chinese Renminbi or other currency appreciation.

The Company’s ability to achieve the results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the Company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.